                                                                    EXHIBIT 12.1

                               PRICE/COSTCO, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)


                                                       52 WEEKS ENDED                                     24 WEEKS ENDED
                             ------------------------------------------------------------------     ----------------------------
                             SEPTEMBER 2,   SEPTEMBER 1,   AUGUST 30,   AUGUST 29,   AUGUST 28,     FEBRUARY 13,    FEBRUARY 12,
                                 1990           1991          1992         1993         1994           1994            1995
                             ------------   ------------   ----------   ----------   ----------     ------------    ------------
                                                                                                            (UNAUDITED)
Earnings(1)................    $275,625       $342,041      $ 368,855    $ 336,463    $ 203,555(3)    $54,179(3)     $ 192,714
Less: Capitalized
  interest.................       4,471          4,114          8,487        9,483        7,170         2,510              656
Add: Interest on debt(2)...      23,240         30,155         44,012       55,599       57,642        24,988           28,275
      Portion of rent under
      long-term operating
      leases representative
      of an interest
      factor...............      15,088         17,972         20,208       23,220       26,940         9,095           11,653
                               --------       --------      ---------    ---------    ---------       -------        ---------
Total earnings available
  for fixed charges........    $309,482       $386,054      $ 424,588    $ 405,799    $ 280,967       $85,752        $ 231,986
                               ========       ========      =========    =========    =========       =======        =========
Fixed Charges:
  Interest on debt(2)......    $ 23,240       $ 30,155      $  44,012    $  55,599    $  57,642       $24,988        $  28,275
  Portion of rent under
     long-term operating
     leases representative
     of an interest
     factor................      15,088         17,972         20,208       23,220       26,940         9,095           11,653
                               --------       --------      ---------    ---------    ---------       -------        ---------
Total fixed charges........    $ 38,328       $ 48,127      $  64,220    $  78,819    $  84,582       $34,083        $  39,928
                               ========       ========      =========    =========    =========       =======        =========
Ratio of earnings to fixed
  charges..................         8.1            8.0            6.6          5.2          3.3(4)        2.5(4)           5.8
                               ========       ========      =========    =========    =========       =======        =========

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(1) Earnings represent income from continuing operations before provision for income taxes.

(2) Includes amortization of debt expense and capitalized interest.

(3) Includes provision for merger and restructuring expenses of $120,000 pre-tax, related to the merger of The Price Company and Costco Wholesale Corporation in October 1993. If such provision for merger and restructuring expenses were excluded, income from continuing operations before provision for income taxes for fiscal 1994 and for the twenty-four weeks ended February 13, 1994 would have been $323,555 and $174,179, respectively.

(4) If the $120,000 pre-tax provision for merger and restructuring expenses were excluded, the ratio of earnings to fixed charges for fiscal 1994 and the twenty-four weeks ended February 13, 1994 would have been 4.7 and 6.0, respectively.